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                                CULP, INC.
                SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                    For the years ended April 30, 1995,
                         May 1, 1994 and May 2, 1993           EXHIBIT 11

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
                                                  YEARS ENDED
                                 April 30,                May 1,                 May 2,
PRIMARY                             1995                   1994                   1993
Net income                  $         9,775,000      $      7,665,000       $       4,501,000
Weighted average common
 shares and other common
 stock equivalents:
  Common stock outstanding           11,203,160             11,075,988             10,874,622
  Stock options                         269,991                195,149                172,912

                                     11,473,151             11,271,137             11,047,534


 Shares used in computation          11,203,160 (1)         11,075,988 (1)         10,874,622 (1)


Primary earnings per share  $             0.87         $           0.69       $          0.41



FULLY DILUTED

Net income                  $           9,775,000      $     7,665,000         $       4,501,000

Weighted average common
 shares, other common stock
 equivalents and other potentially
 dilutive securities:
  Common stock outstanding           11,203,160             11,075,988             10,874,622
  Stock options                         271,108                195,149                172,912
  Convertible note payable               66,955             -                      -

                                     11,541,223 (2)         11,271,137 (2)         11,047,534 (2)


 Shares used in computation          11,203,160             11,075,988             10,874,622


Fully diluted earnings per share   $        0.87           $      0.69         $         0.41
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(1) Dilution is less than 3%.  Therefore, common stock equivalents have been excluded from the total weighted average common shares.

(2) Dilution is less than 3%. Therefore, common stock equivalents and other potentially dilutive securitires have been excluded from the total weighted average common shares.